Exhibit 3.58

AGREEMENT OF LIMITED LIABILITY COMPANY

OF

DYCOM IDENTITY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

The undersigned members (individually, a “Member”, and collectively, the “Members”) hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et. seq. (the “Act”), and hereby agree as follows:

1. Name. The name of the limited liability company formed hereby (the “Company”) is Dycom Identity, LLC. The Board of Directors (as hereinafter defined) may change the name of the Company upon ten (10) business days’ notice to the Members.

2. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

3. Registered Office. The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801, or any successor as appointed by the Members.

5. Admission. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, each of Dycom Industries, Inc. (“Dycom”). Ervin Cable Construction, Inc. (“Ervin”), and Locating, Inc. (“Locating”) is admitted as a Member of the Company in respect of a limited liability company interest having the Percentage Interest as defined and set forth in Section 9 hereof.

6. Management.

a. Board of Directors. The management of the Company shall be vested in a Board of Directors (the “Board of Directors”) elected by a majority of Percentage Interests of the Members. The total number of members on the Board of Directors (the “Directors”) shall initially be two unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Members. The Members hereby elect as the initial Directors of the Company the individuals set forth on Exhibit A attached hereto, who shall serve until their respective successors are elected and qualified. A Director shall remain in office until removed by a written instrument signed by more than a majority in Percentage Interest of all Members or until such Director resigns in a written instrument delivered to the Members or such Director dies or is unable to serve. In the event of any such vacancy, the Members by a majority in Percentage Interest vote may fill the vacancy. Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Directors shall act by the affirmative vote of a majority of the total number of Directors. Each Director shall perform his or her duties as such in good faith, in a manner he or she, as the case may be, reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his or her duties shall not have any liability by reason of serving or having served as a Director. A Director shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

b. Meetings and Powers of Board of Directors. The Board of Directors shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Any action required to be taken at a meeting of the Board of Directors or any action that may be taken at a meeting of the Board of Directors, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. Notwithstanding anything to the contrary in this Section 6, the Board of Directors may take without a meeting any action that may be taken by the Board of Directors under this Agreement if such action is approved by the unanimous written consent of the Directors.

Except as otherwise provided in this Agreement, all powers to manage the business and affairs of the Company shall be exclusively vested in the Board of Directors and the Board of Directors may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Board of Directors deems necessary, useful or appropriate for the management and conduct of the business of the Company; provided, however, that the Members may amend this Agreement at any time and thereby broaden or limit the Board of Directors’ power and authority.

c. Officers. The Company shall have officers (the “Officers”) who are appointed by the Board of Directors. The Officers of the Company may include a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. The initial Officers of the Company shall be as set forth on Exhibit B attached hereto. The powers and duties of the Officers shall be as follows:

The President. The President shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.

The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors or the President.

The Secretary. The Secretary shall attend meetings of the Board of Directors and meetings of the Member and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Board of Directors or the President.

The Assistant Secretaries. Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Secretary.

The Treasurer. The Treasurer shall have custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Board of Directors or the President.

The Assistant Treasurers. Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Treasurer.

Each of the Officers and Directors of the Company shall be an “authorized person” within the meaning of the Act for purposes of executing and filing the Certificate of Formation of the Company.

d. Indemnification of the Members, Directors and Officers.

(1) Indemnification. The Company shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a Member, Director or Officer of the Company, or is or was serving at the request of the Company as a Director or Officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise. The Company may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise.

(2) Advancement of Expenses. With respect to any person made or threatened to be made a party to any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a Member, Director or Officer of the Company, the Company shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that the payment of expenses (including attorneys’ fees) incurred by such person in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such person is not entitled to be indemnified for such expenses under this Section 6 or otherwise; and further provided that with respect to a Proceeding initiated against the Company by a Member, Director or Officer of the Company (including a person serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise), such Member, Director or Officer shall be entitled under this Section to the payment of expenses (including attorneys’ fees) incurred by such person in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Company in connection with such Proceeding in advance of the final disposition of such proceeding only if such proceeding was authorized by the Board of Directors of the Company. With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, the Company may, in its discretion and upon such terms and conditions, if any, as the Company deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

(3) Claims. With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a Member, Director or Officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, the rights to indemnification and to the advancement of expenses conferred in subsections (1) and (2) above shall be contract rights. If a claim under subsection (1) or (2) above with respect to such rights is not paid in full by the Company within sixty days after a written demand has been received by the Company, except in the case of a claim for an advancement of expenses by an Officer, Director or Member of the Company, in which case the applicable period shall be twenty days, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Company seeks to recover an advancement of expenses shall also be entitled to be paid the expenses (including attorneys’ fees) of prosecuting or defending such suit. In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not in a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder) it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. In any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the person from whom the Company seeks to recover an advancement of expenses has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification hereunder (including any suit seeking to enforce a right to the advancement of expenses hereunder) or any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, neither the failure of the Company to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor an actual determination by the Company that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit. In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Company seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Section 6 or otherwise shall be on the Company.

(4) Non-exclusive Rights. The indemnification and advancement of expenses provided in this Section 6 shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any agreement or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such Member, Director, Officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(5) Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Director, Officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 6 or otherwise.

e. Rights and Powers of the Members. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Members have no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Directors, Officers, or otherwise) in connection with any of the following matters without the written consent of the Members:

(1) the dissolution or liquidation, in whole or in part, of the Company, or the institution of proceedings to have the Company adjudicated bankrupt or insolvent;

(2) the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

(3) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;

(4) the merger of the Company with any other entity;

(5) the sale of all or substantially all of the Company’s assets; or

(6) the amendment of this Agreement.

7. Capital Contributions. Simultaneously with the execution hereof, each Member agrees to contribute to the Company (as to each, its “Capital Contribution”) the amount of money or property set opposite such Member’s name on the attached Schedule A. The Members agree that any property being contributed on the date hereof shall for all purposes hereunder have the value set forth on the attached Schedule A. On such dates as the Members shall unanimously agree from time to time, the Members may make such additional capital contributions as the Members shall unanimously agree. No Member is required to make any contribution of property or money to the Company in excess of its respective Capital Contribution.

8. Capital Accounts. An account shall be established in the Company’s books for each Member and transferee (each a “Capital Account”) in accordance with the rules of Section 704 of the Code (as defined in Section 11(c) hereof) and Section 1.704-l(b) of the Regulations (as defined in Section 11(c) hereof).

9. Percentage Interest. Each Member’s interest in the Company shall be expressed as a percentage equal to the ratio on any date of such Member’s Capital Account on such date to the aggregate Capital Accounts of all Members on such date, such Capital Accounts to be determined after giving effect to all contributions of property or money, distributions and allocations for all periods ending on or prior to such date (as to any Member, his, her, or its, as the case may be, “Percentage Interest”). As of the date hereof, each Member’s initial Percentage Interest is as set forth below:

Name of Member	Percentage Interest
Dycom Industries, Inc.	10.1%
Ervin Cable Construction, Inc.	74.8%
Locating, Inc.	15.1%

10. Tax Characterization. The Members acknowledge that it is the intention of the Company to be treated as a partnership for federal and all relevant state tax purposes. Except with the unanimous consent of the Members, no Member, Director, or Officer shall take any action to cause the Company to elect to be taxed as an association taxable as a corporation for federal income tax purposes. The Board of Directors shall be obligated to satisfy all necessary and appropriate filing and reporting requirements. The Tax Matters Partner within the meaning of the Code shall be the Member, from time to time, having the largest Percentage Interest.

11. Allocation of Profits and Losses.

(a) General Allocation Rules. After giving effect to the special allocations set forth in Section 11(b) hereof, the profits and losses of the Company shall be allocated to the Members in accordance with their respective Percentage Interest.

(b) Special Allocation Rules. The following special allocations shall be made in the following order:

(1) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 11, if there is a net decrease in Company Minimum Gain (as defined in Section 11(c) hereof) during any Allocation Year (as defined in Section 11(c) hereof), each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 11(b)(1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(2) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 11, if there is a net decrease in Member Nonrecourse Debt Mnimum Gain (as defined in Section 11(c) hereof) attributable to a Member Nonrecourse Debt (as defined in Section 11(c) hereof) during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Mnimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 11(b)(2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(3) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit (as defined in Section 11(c) hereof) of the Member as quickly as possible, provided that an allocation pursuant to this Section 11 shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 11 have been tentatively made as if this Section 11(b)(3) were not in this Agreement.

(4) Nonrecourse Deductions. Nonrecourse Deductions (as defined in Section 11(c) hereof) for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interest.

(5) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined in Section 11(c) hereof) for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

(6) Section 734(b) and 743(b) Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Sections 1.704-l(b)(2)(iv)(m)(2) or 1.704-l(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Section 1.704-l(b)(2)(iv)(m)(2) of the Regulations applies, or to the Member to whom such distribution was made in the event Section 1.704-l(b)(2)(iv)(m)(4) of the Regulations applies.

(c) Definitions for Special Allocation Rules.

(1) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(1) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), and 1.704-l(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1 (b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(2) “Allocation Year” means (i) the period commencing on the date hereof and ending on December 31, 2003, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate profits, losses and other items of Company income, gain, loss or deduction pursuant to Section 11 hereof.

(3) “Code” means the Internal Revenue Code of 1986, as amended.

(4) “Company Minimum Gain” shall have the same meaning as the term “Partnership Minimum Gain” in Sections 1.704-2(b)(2) and 1.704-2(i)(2) of the Regulations.

(5) “Member Nonrecourse Debt” shall have the same meaning as the term “Partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

(6) “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(7) “Member Nonrecourse Deductions” shall have the same meaning as the term “Partner nonrecourse deductions” in Sections 1.704-2(i)(l) and 1.704-2(i)(2) of the Regulations.

(8) “Nonrecourse Deductions” shall have the meaning ascribed thereto in Section 1.704-2(b)(1) of the Regulations.

(9) “Regulations” means the Treasury Regulations promulgated under the Code.

(d) Ameliorative Allocations. The allocations set forth in Sections 11(b)(1), 11(b)(2), 11(b)(3), 11(b)(4), 11(b)(5), 11(b)(6) and 11(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 11(d). Therefore, notwithstanding any other provision of this Section 11 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 11(a).

(e) Loss Limitation. Losses allocated pursuant to Section 11(a) hereof shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 11(a) hereof, the limitation set forth in this Section 11(e) shall be applied on a Member by Member basis and losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible losses to each Member under Section 1.704-1 (b)(2)(ii)(d) of the Regulations.

(f) Other Allocation Rules.

(1) For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.

(2) The Members are aware of the income tax consequences of the allocations made by this Section 11 and hereby agree to be bound by the provisions of this Section 11 in reporting their shares of Company income and loss for income tax purposes.

(3) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Board of Directors shall endeavor to treat distributions pursuant to Section 19 hereof as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(4) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial gross asset value using the traditional allocation method under Regulations to Section 704(c) of the Code.

12. Distributions. At the time determined by the Board of Directors, the Board of Directors shall cause the Company to distribute any cash held by it which is neither reasonably necessary for the operation of the Company nor in violation of Sections 18-607 or 18-804 of the Act. Except as set forth in Section 19, cash available for distribution shall be distributed to the Members in accordance with their respective Percentage Interests.

13. Compensation. No Member, Director or Officer shall receive compensation for services rendered to the Company. The Company shall reimburse any Member, any Director or any Officer for all expenses incurred and paid by any of them in the organization of the Company and in the conduct of the Company’s business. The Board of Director’s sole determination of which expenses are allocated to and reimbursed as a result of the Company’s activities or business and the amount of such expenses shall be conclusive. Such reimbursement shall be treated as expenses of the Company.

14. Assignments.

a. Other than in connection with a transfer to an Affiliate (as defined below) of such Member, a Member may assign all or any part of its limited liability company interest only with the consent of all other Members. Other than in connection with a transfer pursuant to the immediately preceding sentence, a transferee of a limited liability company interest can only become a substituted Member with the consent of all other Members. “Affiliate” as used herein means, as to any Member, any other entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Member. “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing.

b. Each Member by its execution hereof hereby consents to any transfer authorized by subsection a. above and any withdrawals and admissions of Members in connection therewith. Any substituted Member by its acceptance of a limited liability company interest in the Company thereby agrees to be bound by each of the terms of this Agreement and consents to any transfer authorized by subsection a. above and any withdrawals and admissions of Members in connection therewith.

15. Withdrawal. Other than in connection with the Initial Transfers, any Member may withdraw from the Company only upon the consent of all other Members. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its limited liability company interest, determined as of the date it ceases to be a Member.

16. Limited Liability. No Member, Director or Officer shall have any liability for the obligations of the Company except to the extent required by the Act.

17. Additional Members. Additional Members (as opposed to substitute Members under Section 14) can only be admitted to the Company upon the consent of all Members, which consent may be evidenced by, among other things, the execution of an amendment to or an amendment and restatement of this Agreement.

18. Term. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (i) the unanimous decision of the Members and (ii) an event of dissolution of the Company under the Act.

19. Dissolution. Upon the occurrence of an event set forth in Section 18 hereof, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Members, and the Members, the Board of Directors, and the Officers shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members, the Board of Directors, and the Officers until such time as the property of the Company has been distributed pursuant to this Section 19 and the Certificate of Formation has been cancelled pursuant to the Act. The Board of Directors shall be responsible for overseeing the winding up and dissolution of the Company. Upon the occurrence of an event set forth in Section 18 hereof, the Board of Directors shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefore, to be applied and distributed, to the maximum extent permitted by law, to the Members, in the following order:

(a) First, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 18-601 or 18-604 of the Act;

(b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distributions under Sections 18-601 or 18-604 of the Act;

(c) Third, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods; and

(d) The balance, if any, to the Members in accordance with Percentage Interests.

20. Deficit Capital Accounts. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

21. Contribution and Liquidation. Notwithstanding any other provision of this Agreement, in the event the Company is liquidated within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations but no event set forth in Section 18 has occurred, the property of the Company shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company, and immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

22. Amendment. This Agreement may be amended only in a writing signed by all of the Members.

23. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

24. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

25. Gender. Wherever used herein the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

26. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given and received for all purposes (i) if delivered personally to the person or to an officer of the person to whom the same is directed or (ii) when the same is actually received, if sent either by courier or delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed to the recipient party at the address set forth for such party above.

27. Consent to Jurisdiction/Service of Process. Each party hereto (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

28. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

29. Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 29, “Default Rule” shall mean a rule stated in the Act which applies except to the extent it is negated or modified through the provisions of a limited liability company’s Certificate of Formation or operating agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement of Limited Liability Company to be duly executed as of the 21 day of March, 2003.

DYCOM INDUSTRIES, INC., Member

By:	/s/ Richard L. Dunn
Name: Richard L. Dunn
Title: Senior Vice President

ERVIN CABLE CONSTRUCTION, INC., Member

By:	/s/ Richard L. Dunn
Name: Richard L. Dunn
Title: Secretary & Treasurer

LOCATING,INC., Member

By:	/s/ Richard L. Dunn
Name: Richard L. Dunn
Title: Secretary & Treasurer

SCHEDULE A

CAPITAL CONTRIBUTIONS

MEMBER	CONTRIBUTION	AGREED VALUE	PERCENTAGE INTEREST
Dycom Industries, Inc.	All Common Stock in Point to Point, Inc. and Spectracom, Inc.	$1,200,000	10.1%
Ervin Cable Construction, Inc.	All rights in and to the trade name “Ervin Cable Construction”	$8,900,000	74.8%
Locating, Inc.	All rights in and to the tradename “Locating, Inc.”	$1,800,000	15.1%

EXHIBIT A

INITIAL DIRECTORS

Steven Nielsen

Richard L. Dunn

EXHIBIT B

INITIAL OFFICERS

Steven Nielsen	President

Timothy R. Estes	Vice President

Richard L. Dunn	Vice President, Treasurer & Secretary

John B. deVaux, Jr.	Assistant Treasurer

SCHEDULE A

[AS REVISED FOLLOWING THE INITIAL TRANSFERS]

CAPITAL CONTRIBUTIONS

MEMBER	CONTRIBUTION (or Contribution of Predecessor-in-Interest)	AGREED VALUE	PERCENTAGE INTEREST
Dycom Corporate Identity, Inc.	All Common Stock in Point to Point, Inc. and Spectracom, Inc.	$10,400,000	84.9%

	All rights in and to the trade name “Ervin Cable Construction”

Locating, Inc.	All rights in and to the trade name “Locating, Inc.”	$1,700,000	15.1%